Exhibit 99.1

MIDWEST AIRLINES – Chip Scripts

COFFEE SHOP

Open on Chip in cubicle at Midwest.

OFF CAMERA VOICE: Chip. Chip? Here you go.

He is handed a memo that says HOSTILE TAKEOVER in large type. We hear his inner voice talking.

CHIP: “Hostile takeover? I wonder if I’ll need to get a new job now?”

Cut to interior of a coffee shop. A man holding a cup of coffee approaches the microphone.

MAN: Hello? Thanks for coming out tonight, everyone. If you could now please welcome to the stage, Chip… Chip.

Chip comes on stage and begins playing an acoustic guitar quite badly. The customers are immediately annoyed with him. A woman is covering her ears, trying to ignore him. A man on a computer is obviously frustrated.

He continues playing for a moment, then turns and bumps into a lamp, sending it crashing to the floor. He looks out at the audience.

Cut back to Chip in office. He lets out a deep sigh and shakes his head.

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